NOVATION AGREEMENT

Freedom Financial Holdings, Inc., a corporation organized and existing under the laws of the State of Maryland, with an address of 6615 Brotherhood Way, Fort Wayne, Indiana, 46825, hereinafter referred to as the Company, and Gregory K. Fields and G.K. Fields and Associates with an address of 6615 Brotherhood Way, Fort Wayne, Indiana, 46825, Brian K. Kistler, an individual residing at 6461 N 100 E, Ossian, Indiana 46777 hereinafter referred to as GKFA, in consideration of the promises made herein, agree as follows:

1. Original Agreement. On December 17, 2007, Company had an outstanding account payable to GKFA in the amount of $10,162.26 as evidenced by an account payable report, a copy of which is attached as Exhibit A.

2. Novation. Company and GKFA hereby agree to extinguish the account payable referred to in Paragraph 1. Each party hereby relinquishes any claim that they had or may have had under that original agreement and stipulates that this agreement constitutes a novation with respect to the original agreement.

3. New Agreement. Company and GKFA agree to replace the original agreement with the following new agreement: Company shall issue to GKFA 6,100 (six thousand one hundred) shares of Class D Convertible Preferred Shares of stock pursuant to a new agreement dated December 26, 2007, a copy of which is attached as Exhibit B. Both parties agree that all contract rights between them will henceforth flow from the new agreement alone and that the new agreement is not merely a supplement to or alteration of the original agreement referred to in Paragraph 1 but is rather a complete replacement for it.

Executed this 26st day of December, 2007.

G.K. Fields and Associates

_/s/Gregory K. Fields____________

Gregory K. Fields

COMPANY

_/s/_Brian Kistler___________

Brian Kistler, CEO